Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Cross Country Healthcare, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, $0.0001 par value	Rule 457(c) and Rule 457 (h)	3,477,152	$14.69	$51,079,362.88	$147.60 per $1,000,000.00	$7,539.31	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—				—	—	—	—	—	—	—	—

	Total Offering Amounts					$51,079,362.88		$7,539.31

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$7,539.31

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of the registrant’s common stock, $0.0001 par value (the “Common Stock”) which become issuable under the Cross Country Healthcare, Inc. 2024 Omnibus Incentive Plan by reason of any stock dividend, stock split, recapitalization, or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on The Nasdaq Stock Market on May 16, 2024.